                                                                  EXHIBIT 12a.6


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 31, 2000 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY J.P. MORGAN SECURITIES INC., THE BEACON GROUP CAPITAL SERVICES, LLC OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTICE OF OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF

METRIKA SYSTEMS CORPORATION

AT

$9.00 NET PER SHARE

BY

METRIKA ACQUISITION INC.

A WHOLLY-OWNED SUBSIDIARY

OF

THERMO INSTRUMENT SYSTEMS INC.

Metrika Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Thermo Instrument Systems Inc., a Delaware corporation ("Thermo Instrument"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Metrika Systems Corporation., a Delaware corporation (the "Company"), at a purchase price of $9.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 31, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), owns a majority of the outstanding shares of common stock of Thermo Instrument.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 27, 2000, UNLESS THE OFFER IS EXTENDED.
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THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY THERMO ELECTRON AND ITS SUBSIDIARIES, INCLUDING THERMO INSTRUMENT, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES OF THE COMPANY ON THE EXPIRATION DATE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

The Offer is the first step in Thermo Instrument's plan to take the Company private. The purpose of the Offer is to acquire the minority interest in the Company as part of an overall reorganization of Thermo Electron. If the Offer is completed, Thermo Electron, Thermo Instrument and the Purchaser together will own at least 90% of the Shares. Promptly following the closing of the Offer, Thermo Instrument and Thermo Electron plan to contribute their Shares to the Purchaser and cause the Purchaser to merge with and into the Company in a so-called "short-form" merger between the Company and the Purchaser (the "Merger"). Stockholders of the Company who do not tender their Shares in the Offer will not be entitled to vote on the Merger. The consideration per Share in the Merger (other than with respect to Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Delaware Law) would be the same as the Offer price of $9.00.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the section of the Offer to Purchase captioned "The Tender Offer -- Acceptance For Payment And Payment For Shares") pursuant to the procedures set forth in the section of the Offer to Purchase captioned "The Tender Offer -- Acceptance For Payment And Payment For Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the section of the Offer to Purchase captioned "The Tender Offer -- Acceptance For Payment And Payment For Shares") in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, April 27, 2000, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in the section of the Offer to Purchase captioned "The Tender Offer -- Certain Conditions Of The Offer," and thereby delay acceptance for payment of, or payment for, any Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by a public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

Except as otherwise provided in the section of the Offer to Purchase captioned "The Tender Offer -- Withdrawal Rights," tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 29, 2000. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the section of the Offer to Purchase captioned "The Tender Offer -- Procedures For Accepting The Offer And Tendering Shares"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in the section of the Offer to Purchase captioned "The Tender Offer -- Procedures For Accepting The Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility. Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in the section of the Offer to Purchase captioned "The Tender Offer -- Procedures For Accepting The Offer And Tendering Shares." All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Purchaser with the Company's stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares whose names appear on the Company's stockholders list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Tendering stockholders of record who tender shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or a broker should check with such institution as to whether it charges any service fees. The Purchaser will pay the expenses of the Depositary, D.F. King & Co., Inc., who is acting as the information agent (the "Information Agent"), and J.P. Morgan Securities Inc. and The Beacon Group Capital Services, LLC, who are acting as dealer managers (collectively, the "Dealer Managers") in connection with the Offer.

Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Managers as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or any other persons (other than the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6433

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                          J.P. MORGAN SECURITIES INC.
                                 60 Wall Street
                               New York, NY 10260
                                 (877) 869-0656

                     THE BEACON GROUP CAPITAL SERVICES, LLC
                                399 Park Avenue
                               New York, NY 10022
                                 (212) 339-9100

March 31, 2000